NEWS RELEASE For Immediate Release News Release No.: 08-28 Release Date: December 30, 2008

ASSOCIATED ESTATES REALTY CORPORATION ANNOUNCES RENEWAL OF

SHAREHOLDER RIGHTS AGREEMENT

CLEVELAND, Ohio – December 30, 2008 – Associated Estates Realty Corporation (NYSE: AEC, NASDAQ: AEC) (the “Company”) announced today that its Board of Directors has approved the renewal of its shareholder rights agreement to extend the term of the agreement through December 30, 2018.  Prior to the renewal, the rights agreement, which had been originally adopted by AEC’s Board of Directors on January 6, 1999, had been scheduled to expire on January 6, 2009.

The Board of Directors believes that the rights agreement provides an effective means to guard against the potential use of coercive takeover tactics and to ensure that shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company.  Additional details regarding the Amended and Restated Shareholder Rights Agreement may be found in the Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Associated Estates Realty Corporation is a real estate investment trust (“REIT”) and is a member of the Russell 2000 Index.  The Company, headquartered in Richmond Heights, Ohio, directly or indirectly owns, manages or is a joint venture partner in 54 properties containing a total of 13,396 units located in nine states.  For more information about the Company, please visit its website at www.aecrealty.com.

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For more information, please contact:
Kimberly Kanary
Vice President of Corporate Communications
216-797-8718

kkanary@aecrealty.com